Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer
SYNERGETICS REPORTS GROWTH IN SALES AND RECORD NET
INCOME FROM OPERATIONS FOR SECOND QUARTER
Net Income Up Over 50% to $1.3 Million
O’FALLON, Mo. — (March 9, 2011) — Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative microsurgical instruments for ophthalmic and neurosurgical applications, today announced growth in sales and net income for the second quarter ended January 31, 2011. The Company reported second quarter 2011 sales rose 2.0% to $13.3 million and net income increased 50.5% to $1.3 million, or $0.05 per diluted share, compared with the second quarter of fiscal 2010.
“Synergetics’ earnings accelerated in the second quarter based on sales growth, higher margins and improved sales mix compared with last year, as sales of disposable products exceeded 80% of net sales,” stated Dave Hable, President and CEO of Synergetics USA, Inc. “We also reported record net income from operations (exclusive of one-time events) of $1.4 million ($0.06 per diluted share in our second fiscal quarter ended January 31, 2011 vs. $0.04 in our second fiscal quarter ended January 31, 2010) due to higher sales and improved gross profit relative to 2010. Our sales of disposable products were up 9.0% to $10.5 million. Sales to our OEM customers increased 38.1% from last year’s second fiscal quarter to $2.6 million. However, we again faced a significant challenge to overcome a $497,000 shortfall in sales arising from the sale of our Omni® product line and a modest headwind associated with lower sales of capital equipment due to the overall economic environment. We are very enthusiastic about the growth in our ophthalmic disposable product sales since they represent future recurring sales opportunities.
“Operating income rose 19.0% to $1.8 million (13.8% of net sales) and benefited from a 1.2 percentage point increase in our gross margin to 58.2%, increased sales of ophthalmic disposable products and continued expense controls. Our lean manufacturing initiatives have been a solid contributor to growing margins through direct labor cost savings and higher production yields. We remain focused on improving our margins and are expanding our lean initiatives to new product lines, enhancing our material requirements handling and implementing a new Enterprise Resource Planning System in the first quarter of fiscal 2012.
“We have also focused our resources on building future sales through targeted R&D programs and pursuing new business development opportunities that have the potential of expanding our markets for ophthalmic and neurosurgery products. We increased our funding for key R&D programs and expect to introduce new products in the coming year that will increase the depth of our product lines. In addition, we will be able to take full advantage of the reinstated R&D tax credit. We expect continued growth in sales in the second half of fiscal 2011 due to the contributions from new products and beginning shipments to Alcon, Inc.,” continued Mr. Hable.
Second Fiscal Quarter Results
Sales for the second quarter of fiscal 2011 rose 2.0% to $13.3 million, compared with $13.0 million in the second fiscal quarter of 2010. The growth in second quarter sales was due primarily to a $720,000 increase in OEM sales, partially offset by a $484,000 decrease in our neurosurgery sales due to the transition of the

SURG Reports Growth in Sales and Record Net Income from Operations for Second Quarter

March 9, 2011
majority of our neurosurgery products to our marketing partners. In addition, sales of capital equipment were down $900,000 compared with the second fiscal quarter of last year due to soft economic conditions and the sale of the Omni® product line that accounted for $497,000 in capital equipment sales in the second quarter of fiscal 2010. The Omni® product line was sold to Stryker Corporation (“Stryker”) in April 2010. As part of the agreement with Stryker, Synergetics continues to supply disposable ultrasonic instrument tips and certain other consumable products used in conjunction with the Sonopet/Omni® ultrasonic aspirator console and handpieces.
•	Ophthalmic sales rose 0.5% to $7.8 million in the second quarter of fiscal 2011 due to increased demand for disposable products from domestic and international accounts (increased approximately $907,000), partially offset by a decline in capital equipment sales (decreased approximately $885,000). International sales rose 6.9% and benefited from increased demand for disposable equipment, while domestic sales were down 4.3% due to lower capital equipment sales.

•	Neurosurgical sales (including sales to our marketing partners) declined 14.7% to $2.8 million in the second quarter of fiscal 2011, compared with $3.3 million in the same period in 2010. The decline in neurosurgery sales was the result of the transition of the majority of our neurosurgery products to Codman & Shurtleff, Inc. (“Codman”) and Stryker under marketing partner agreements.

•	Total OEM sales rose 38.1% to $2.6 million, compared with $1.9 million in the second quarter of fiscal 2010. Sales to Codman rose 53.3% to $2.4 million and sales to Stryker jumped 198.1% to $2.0 million compared with the second fiscal quarter of last year.
“Our solid growth in earnings highlights the success of our strategy to transition certain product lines from our direct sales force to key marketing partners,” continued Mr. Hable. “We have also focused our direct sales team on disposable products that carry a higher margin and a recurring revenue stream. The net result has been greater unit sales, improved manufacturing efficiencies due to the growth in volume, and a reduction in our sales and marketing costs. We believe this quarter’s 19.0% growth in operating income demonstrates the earnings potential of our new distribution model.”
Gross profit for the second quarter of fiscal 2011 rose 4.3% to $7.7 million, or 58.2% of sales, compared with 57.0% for the same period in fiscal 2010. The increase in gross margin was due to the impact of improved margins on our ophthalmology products and deferred revenue from our OEM partners. These increases were partially offset by lower margins on sales to marketing partners, the ramp up costs associated with the production of new products and the impact of winter weather.
Operating income for the second quarter of fiscal 2011 grew to $1.8 million, or 13.8% of net sales, compared with $1.5 million, or 11.9% of net sales, in the second quarter of fiscal 2010. The increase in operating income benefited from a 2.0% increase in sales, a 1.0% decrease in cost of sales and a 10.2% decrease in sales and marketing expenses. Sales and marketing expenses were down $311,000 to $2.7 million, or 20.6% of net sales, for the second quarter of 2011, compared with $3.0 million, or 23.4% of net sales, for the second quarter of 2010. The decrease in sales and marketing expenses benefited from the transition of neurosurgical products to our marketing partners.
R&D expenses as a percentage of net sales rose to 7.4% in the second quarter of fiscal 2011 from 6.0% in the second quarter of fiscal 2010. The increase in R&D expenses was due to higher costs associated with new product initiatives.
Second fiscal quarter 2011 net income increased to $1.3 million, compared with net income of $877,000 in the second fiscal quarter 2010. Basic and diluted earnings per share for the second quarter of fiscal 2011 increased to $0.05 from $0.04 in the second quarter of fiscal 2010.
“We are very pleased with our earnings performance in the second quarter,” continued Mr. Hable. “We remain optimistic about the outlook for Synergetics’ future and expect our sales and earnings performance in the second half of this fiscal year to also exceed our results for the same period last year.”
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SURG Reports Growth in Sales and Record Net Income from Operations for Second Quarter

March 9, 2011
Six Months Results
Total net sales for the first six months of fiscal 2011 were $25.4 million, up 0.8% compared with $25.2 million in the same period of 2010. The growth in the first six months of fiscal 2011 sales was due primarily to a $489,000 increase in ophthalmology sales and an $867,000 increase in OEM sales, partially offset by a $1.1 million decrease in our neurosurgery sales due to the transition of the majority of our neurosurgery products to our marketing partners. In addition, sales of capital equipment were down $1.5 million compared with the first six months of fiscal 2010 due to soft economic conditions and the sale of the Omni® product line that accounted for $941,000 in capital equipment sales in the first six months of fiscal 2010.
Net income for the first six months of fiscal 2011 increased 37.6% to $2.0 million, or $0.08 per diluted share, compared with $1.4 million, or $0.06 per diluted share, in the first six months of fiscal 2010.
•	Ophthalmic sales rose 3.2% to $15.8 million, compared with the first six months of fiscal 2010.

•	Neurosurgical sales (including sales to our marketing partners) declined 18.3% to $5.1 million in the first six months of fiscal 2011, compared with the same period in 2010.

•	Total OEM sales rose 24.2% to $4.4 million, compared with $3.6 million in the second quarter of fiscal 2010.
Conference Call Information
Synergetics USA, Inc. will host a conference call on Thursday, March 10, 2011, at 10:30 a.m. Eastern Time. The toll free dial-in number to listen and participate live on this call is (800) 447-0521, confirmation code 29114962. For callers outside the U.S., the number is (847) 413-3238. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. The conference call will also be simulcast live at http://www.synergeticsusa.com. An online replay will be available on the Company’s website for approximately 30 days.
About Synergetics USA, Inc.
Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative microsurgical devices, capital equipment, accessories and disposables of the highest quality in order to enable surgeons who perform microsurgery around the world to provide a better quality of life for their patients.
Synergetics USA, Inc. (“Synergetics USA” or the “Company”) is a leading supplier of precision microsurgical devices. The Company’s primary focus is on the microsurgical disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, microsurgical, hand-held instruments and the delivery of various energy modalities for the performance of less invasive microsurgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company’s website address is http://www.synergeticsusa.com.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in Synergetics’ Annual Report on Form 10-K for the year ended July 31, 2010, as updated from time to time in our filings with the Securities and Exchange Commission.
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SURG Reports Growth in Sales and Record Net Income from Operations for Second Quarter

March 9, 2011
SYNERGETICS USA, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Three and Six Months Ended January 31, 2011 and 2010
(Dollars in thousands, except share and per share data)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	January 31, 2011	January 31, 2010	January 31, 2011	January 31, 2010
Net sales	$13,278	$13,014	$25,354	$25,160
Cost of sales	5,544	5,599	10,598	10,818

Gross profit	7,734	7,415	14,756	14,342

Operating expenses
Research and development	986	775	1,705	1,434
Sales and marketing	2,734	3,045	5,757	6,304
General and administrative	2,176	2,051	4,427	4,081

	5,896	5,871	11,889	11,819

Operating income	1,838	1,544	2,867	2,523

Other income (expenses)
Investment income	28	1	60	2
Interest expense	(65)	(131)	(145)	(300)
Loss on sale of product line	(99)	(38)	(99)	(76)
Miscellaneous	(4)	—	(11)	28

	(140)	(168)	(195)	(346)

Income before provision for income taxes	1,698	1,376	2,672	2,177
Provision for income taxes	378	499	719	758

Net income	$1,320	877	1,953	$1,419

Earnings per share:
Basic	$0.05	$0.04	$0.08	$0.06

Diluted	$0.05	$0.04	$0.08	$0.06

Basic weighted average common shares outstanding	24,937,463	24,584,393	24,860,188	24,521,241
Diluted weighted average common shares outstanding	25,074,230	24,614,628	24,977,399	24,554,522
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SURG Reports Growth in Sales and Record Net Income from Operations for Second Quarter

March 9, 2011
SYNERGETICS USA, INC. AND SUBSIDIARIES
Unaudited Table of Income and EPS
Three and Six Months Ended January 31, 2011 and 2010
(Dollars in thousands, except per share information)

	Three Months	Three Months		Six Months
	Ended January	Ended January	Six Months Ended	Ended January
	31, 2011	31, 2010	January 31, 2011	31, 2010
Loss from product line sale	$(99)	$(38)	$(99)	$(76)
Income before tax (exclusive of one-time charges)	$1,797	$1,414	$2,771	$2,253
Income before provision for income taxes	$1,698	$1,376	$2,672	$2,177
Effective Tax Rate	22.3%	36.3%	26.9%	34.8%
Net loss from product line sale	$(77)	$(24)	$(72)	$(50)
Net Income from Operations (exclusive of one-time charges)	$1,397	$901	$2,025	$1,469

Total Net Income	$1,320	$877	$1,953	$1,419

Diluted average weighted shares outstanding	25,074,230	24,614,628	24,977,399	24,554,522
Loss per share from product line sale	$(0.003)	$(0.001)	$(0.003)	$(0.002)
Earnings per share from Operations	$0.056	$0.037	$0.081	$0.060
Net Income per share	$0.053	$0.036	$0.078	$0.058
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SURG Reports Growth in Sales and Record Net Income from Operations for Second Quarter

March 9, 2011
SYNERGETICS USA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
As of January 31, 2011 (Unaudited) and July 31, 2010
(Dollars in thousands, except share data)

	January 31, 2011	July 31, 2010
Assets
Current Assets
Cash and cash equivalents	$17,919	$18,669
Accounts receivable, net of allowance for doubtful accounts of $267 and $282, respectively	8,948	9,056
Inventories	13,940	11,891
Prepaid expenses	955	792
Income taxes refundable	422	—
Deferred income taxes	696	658

Total current assets	42,880	41,066
Property and equipment, net	8,608	8,044
Intangible and other assets
Goodwill	10,690	10,690
Other intangible assets, net	12,051	12,353
Patents, net	969	870
Cash value of life insurance	72	72

Total assets	$75,270	$73,095

Liabilities and stockholders’ equity
Current Liabilities
Current maturities of long-term debt	$1,416	$1,398
Current maturities of revenue bonds payable	116	116
Accounts payable	1,946	1,800
Accrued expenses	2,277	2,624
Income taxes payable	—	11
Deferred revenue	400	400

Total current liabilities	6,155	6,349

Long-Term Liabilities
Long-term debt, less current maturities	627	939
Revenue bonds payable, less current maturities	1,553	1,612
Deferred revenue	18,935	18,630
Deferred income taxes	1,379	1,339

Total long-term liabilities	22,494	22,520

Total liabilities	28,649	28,869

Commitments and contingencies
Stockholders’ Equity
Common stock at January 31, 2011 and July 31, 2010, $0.001 par value, 50,000,000 shares authorized; 24,968,301 and 24,772,155 shares issued and outstanding, respectively	25	25
Additional paid-in capital	25,315	24,905
Retained earnings	21,272	19,319
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	9	(23)

Total stockholders’ equity	$46,621	$44,226

Total liabilities and stockholders’ equity	$75,270	$73,095

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